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                                                                     EXHIBIT 4.4


                     CORNERSTONE CORE PROPERTIES REIT, INC.


                            FORM OF ESCROW AGREEMENT


      This Escrow Agreement ("Agreement") is entered into as of _____________, _____ by and among U.S. BANK NATIONAL ASSOCIATION (the "Escrow Agent"), CORNERSTONE CORE PROPERTIES REIT, INC., a Maryland corporation (the "Company") and PACIFIC CORNERSTONE CAPITAL, INCORPORATED, a California corporation (the "Dealer Manager").


                                 R E C I T A L S

      A. The Company proposes to offer up to 55,400,000 shares of its common stock (the "Shares") pursuant to a Prospectus dated __________, 2005 (the effective date of the Prospectus), as amended or supplemented from time to time (the "Prospectus"), with a required minimum investment of $2,000 (or $1,000 for tax-qualified retirement plans).

      B. The Dealer Manager and others (collectively, the "Participating Brokers") have been named as Participating Brokers in connection with the proposed offering of the Shares and are entitled to certain commissions and selling expense allowances set forth in those certain selling agreements among the Company and the Participating Brokers.

      C. In compliance with the Prospectus and each Selling Agreement, the Company proposes to establish an escrow fund with the Escrow Agent for the offering proceeds received prior to the Initial Closing Date (as hereafter defined).

      D. If subscriptions for at least $1,000,000 are not accepted by the Company prior to ___________, 2006 (one year following the effective date of the Prospectus) (the "Minimum Offering Termination Date"), no additional Shares in the Company will be sold.

      E. The Escrow Agent has agreed to act as escrow agent in connection with the proposed offering.

                                A G R E E M E N T

      It is agreed as follows:

      1. Incorporation of Recitals and General Provisions. The recitals set forth above and the General Provisions attached hereto as Exhibit "A" shall constitute and shall be deemed to be an integral part of this Agreement.

      2. Escrow.

            2.1 Escrow Agent. Commencing on the date hereof, the Escrow Agent shall act as an escrow agent for the Company and shall receive and disburse the proceeds from the sale of the Shares in accordance with the terms of this Agreement. The Escrow Agent hereby represents and warrants to each Participating Broker that it

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is a "Bank" as such term is defined in Section 3(a)(6) of the Securities
Exchange Act of 1934, as amended (the "Act").

            2.2 Escrow Account. Commencing on the date hereof, the parties shall establish an interest-bearing escrow account with the Escrow Agent (the "Escrow Account"). The Participating Brokers will instruct subscribers to make checks for subscriptions of Shares payable to the order of the Escrow Agent. Any checks received that are made payable to a party other than the Escrow Agent shall be returned to the Participating Broker who submitted the check.

      3. Deposits into the Escrow Account. Proceeds from the sale of Shares (the "Proceeds") shall be received by the Escrow Agent from the Participating Brokers and deposited no later than noon on the following business day in the Escrow Account; provided, however, that Proceeds received by the Escrow Agent within 48 hours prior to a scheduled Initial or Additional Closing Date (as hereinafter defined) may be held by the Escrow Agent until such closing (but not longer than 48 hours) and, upon joint instruction of the Company and the Dealer Manager, deposited directly into the Company's account or returned to the subscriber(s).

      4. Subscriber Information. Each Participating Broker shall provide the Escrow Agent with the name, address, social security number or taxpayer identification number, and the amount to be deposited for each subscriber whose funds are deposited with the Escrow Agent pursuant to Section 2 hereof. Such Participating Broker shall also notify the Escrow Agent if a properly executed U.S. Treasury Department Form W-9 has not been received from any subscriber whose funds are deposited with the Escrow Agent.

      5. Investment of Proceeds. The Escrow Agent shall invest all Proceeds deposited with it hereunder as directed by the Company, in (i) Bank accounts,
(ii) Bank money-market accounts, (iii) or (iv) short-term securities issued or guaranteed by the U.S. government. The term "Bank" is defined in Section 3(a)(6) of the Act. Such investments shall be made in a manner consistent with the requirement that the Proceeds be available for delivery by the Escrow Agent at the times described herein. After any reductions made in accordance with Section 10 hereof, income received from investment of the Proceeds shall be credited to the subscribers in proportion to the amounts deposited with respect to each subscriber and in proportion to the number of days the collected Proceeds from each subscriber are held in the Escrow Account. Pursuant to the provisions of this Agreement, Escrow Agent shall disburse all income earned (less any amounts required to be withheld by the Escrow Agent under the applicable federal income tax laws) directly to the Company with respect to the Proceeds, and the Company shall determine and disburse to each subscriber his or her proportionate share of such income computed as provided above. The Company is aware that there may be a forfeiture of interest in the event of early withdrawal from an interest bearing account of investment.

      Escrow Agent is hereby authorized to invest funds in a U.S. Bank National Association ("U.S. Bank") Money Market Account, an interest-bearing time deposit account with U.S. Bank. Depositors acknowledge that by selecting this investment, they are providing authorization to place funds on deposit with U.S. Bank. U.S. Bank shall use the daily balance method to calculate interest on this account (actual/365 or 366) by applying a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank's discretion, and may be tiered based on customer deposit amount. The owner of the account is U.S. Bank as Agent for its trust customers and U.S. Bank's trust department performs all account deposits and withdrawals. The deposit account is insured by the Federal Deposit Insurance Corporation up to $100,000. Any and all interest earned on the Proceeds after the deposit shall be added to the Proceeds and shall become a part thereof. Escrow Agent shall thereafter hold, maintain and utilize the Proceeds pursuant to the terms and conditions of this Agreement. Depositors shall provide Escrow Agent with a W-9 or W-8 IRS tax form prior to

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the disbursement of interest and Escrow Agent will file the appropriate 1099 or other required forms pursuant to Federal and applicable state laws. A statement of citizenship will be provided if requested by Escrow Agent. Escrow Agent shall not be responsible for maximizing the yield on the Proceeds. Escrow Agent shall not be liable for losses, penalties or charges incurred upon any sale or purchase of any such investment.

      6. Initial Closing Date. The term "Qualifying Subscriptions" shall refer to all subscriptions which have been received by the Company and which the Company intends to accept into the Company. If Qualifying Subscriptions have been received for at least $1,000,000 of Shares on or before the Minimum Offering Termination Date, the Company shall notify the Escrow Agent and by instructions (which may accompany such notice or be provided subsequently) given at least 2 business days in advance, shall specify the "Initial Closing Date" (which must be not more than 10 days after the Minimum Offering Termination
Date), the approximate amount of Qualifying Subscriptions for the Company to be accepted as of such Initial Closing Date, the identity of the subscribers whose subscriptions are anticipated to be accepted as of the Initial Closing Date, and the approximate amount of the Proceeds to be paid to the Company and to each Participating Broker, respectively. On the Initial Closing Date, the Escrow Agent, upon telephonic notice from the Company and the Dealer Manager that all contingencies for payment have been satisfied as required by Rule 15c2-4 under the Act (which notice the Company shall promptly confirm in writing) shall pay to the Company and each Participating Broker the amounts specified by such notice, and shall additionally pay to the Company the interest earned on such Proceeds for disbursement to subscribers pursuant to Section 5 hereof.

      7. Rejected Subscriptions. From time to time, upon instructions from the Company identifying those subscribers whose subscriptions have been rejected, the Escrow Agent shall return such funds to the subscribers so identified with such interest as has been credited to them pursuant to Section 5 hereof. If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected subscriber. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check to the rejected subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected subscriber's check for collection, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber.

      8. Failure to Meet Minimum Subscription. If Qualifying Subscriptions for at least $1,000,000 of Shares have not been received by the Minimum Offering Termination Date, then the Escrow Agent, upon instructions from the Company, shall promptly return all collected funds and uncollected checks and other instruments to the subscribers, with such interest as has been credited to them pursuant to Section 5 hereof. Prior to the Initial Closing Date, the Company is aware and understands that it is not entitled to any funds received into escrow and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

      9. Notice of Termination of Offering. Upon final termination of the escrow, the Company shall instruct Escrow Agent pursuant to Section 6 as to the disposition of any remaining funds and interest thereon.

      10. Fees. The Escrow Agent, for services rendered under this Agreement, shall receive the fees set forth on Exhibit "B" hereto. The fees of the Escrow Agent shall be paid by the Company. In no event shall the fees of the Escrow Agent be deducted from or otherwise offset against the Proceeds deposited with the Escrow Agent (or interest earned thereon) of subscribers.

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      11. Duties and Responsibilities of Escrow Agent. The Escrow Agent shall have no duties or responsibilities other than those set forth herein and shall:

            (a) Be under no duty to enforce payment of any subscription which is to be paid to and held by it hereunder;

            (b) Be under no duty to accept funds, checks, drafts or instruments for the payment of money from anyone other than the Participating Brokers or the Company or to give any receipt therefor except to the Participating Brokers or the Company;

            (c) Be protected in acting upon any notice, request, certificate, approval, consent or other paper believed by it to be genuine, signed by the proper party or parties and in accordance with the terms of this Agreement;

            (d) Be deemed conclusively to have given and delivered any notice required to be given or delivered hereunder if the same is in writing, signed by any one of its authorized officers and mailed, by registered or certified mail, in a sealed postpaid wrapper, addressed to the Company at the following address:


                   Cornerstone Core Properties REIT, Inc.
                   4590 MacArthur Blvd.
                   Suite 610
                   Newport Beach, CA  92660
                   Attention: Terry G. Roussel
                   Telephone: (949) 852-1007
                   Fax: (949) 250-0592


            (e) Not be liable for any forgeries or impersonations concerning any documents to be handled by it.

      12. No Legal Advice. This transaction is an escrow and Escrow Agent is an escrow holder only and as escrow holder Escrow Agent may not give legal advice as to any conditions or requirements in this escrow.

      13. Notices to Escrow Agent. Any written notice required to be given or delivered to the Escrow Agent shall be deemed conclusively given and delivered hereunder if the written notice is mailed, by registered or certified mail, addressed as follows:

                   U.S. Bank National Association
                   633 West Fifth Street, 24th Floor
                   Los Angeles, CA 90071
                   Attn: Kimberly P. Davidson
                   Telephone: (213) 615-6013
                   Fax: (213) 615-6199

      14. Instructions; Copies of Notices. Any instructions or other communications to the Escrow Agent provided for herein shall be in writing, but may be in telegraphic or telex form if promptly confirmed in writing. A copy of this Agreement, or any amendment or addendum hereto, or closing statement or document deposited in this escrow shall be furnished by Escrow Agent to those persons outside of this escrow designated from time to time by the Company.

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      15. Payments. All disbursements from the escrow account shall be made to the party concerned, by Escrow Agent's cashier's check to such party's order or to deposit to such party's bank account. All checks, documents, and correspondence shall be mailed to such party at the address given by the Company.

      16. Miscellaneous. Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto any legal or equitable right, remedy or claim. This Agreement shall be construed in accordance with the laws of the State of California and may be modified only in writing.

                            (Signature Page Follows)

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      IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed on the day and year first hereinabove written.


                                 CORNERSTONE CORE PROPERTIES REIT, INC,
                                 a Maryland corporation


                                 By: __________________________________________
                                       Terry G. Roussel, President

                                 PACIFIC CORNERSTONE CAPITAL, INCORPORATED, a California corporation

                                 By: __________________________________________
                                       Terry G. Roussel, President

ACKNOWLEDGED AND AGREED

U.S. BANK NATIONAL ASSOCIATION

By: ___________________________________
     _______________, Authorized Officer

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                                   EXHIBIT "A"

                               GENERAL PROVISIONS

DEPOSITS - All funds received in escrow shall be deposited in (U.S. Bank Money Market Account) an interest bearing escrow account of U.S. Bank National Association.

RESPONSIBILITY FOR DEPOSITED PROPERTY - Escrow Agent is not a party to, or bound by, any provisions contained in any agreements which may be deposited under, evidenced by, or arise out of these instructions, and with respect thereto, acts as a depository only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of or with respect to the form or execution of any agreements, or the identity, authority or right of any person executing or depositing any property herein.

DEFAULTS - Escrow Agent shall not be required to take or be bound by notice of any default of any person or to take any action with respect to such default whether or not such action involves any expense or liability. These instructions shall not be subject to modification or rescission except upon receipt by Escrow Agent (at the office named above) of written instructions from each of the Company and the Dealer Manager or their successors in interest, and no such rescission or modification shall be effective unless and until consented to by Escrow Agent in writing.

NOTICES - The Company and the Dealer Manager hereby indemnify and hold Escrow Agent harmless against any loss, liability, damage, cost or expense, including reasonable attorneys' fees, (a) related in any way to Escrow Agent's acting upon any notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be signed by The Company or the Dealer Manager or any other proper person, and (b) incurred in connection with any act or thing done hereunder.

EXERCISE OF JUDGMENT - Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law or for anything which Escrow Agent may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct. Escrow Agent shall have duties only to The Company and the Participating Brokers, and no person or entity shall be deemed a third party beneficiary of these instructions.

COUNSEL - Escrow Agent may consult with legal counsel in the event of any dispute or question as to the construction of these instructions or Escrow Agent's duties thereunder, and Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of counsel.

DISAGREEMENTS - In the event of any disagreement between the Company and the Participating Brokers, or any of them or any other person or persons whether or not named in these instructions, and adverse claims or demands are made in connection with or for any of the Proceeds, Escrow Agent shall be entitled at its option to refuse to comply with any such claim or demand so long as such disagreement shall continue, and in so doing, Escrow Agent shall not be or become liable for damages or interest to the Company and the Participating Brokers, or any of them, or to any other person or persons for Escrow Agent's failure or refusal to comply with such conflicting or adverse claims or demands. Escrow Agent shall be entitled to continue so to refrain and refuse so to act until:

      a. the rights of the adverse claimants have been fully adjudicated in a court assuming and having jurisdiction of the claimants and the Proceeds; or

                                      A-1

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      b. all differences shall have been adjusted by agreement, and Escrow Agent shall have been notified thereof in writing by all persons deemed by Escrow Agent, in its sole discretion, to have an interest therein.

In addition, Escrow Agent, in its sole discretion, may file a suit in interpleader for the purpose of having the respective rights of all claimants adjudicated, and may deposit with the court all of the Proceeds deposited in escrow; and the Company and the Dealer Manager agree to pay all costs and counsel fees incurred by Escrow Agent in such action, such costs and fees to be included in the judgment in any such action.

INDEMNITY - In consideration of this appointment by Escrow Agent, the Company and the Dealer Manager agree to indemnify and hold Escrow Agent harmless as to any liability incurred by Escrow Agent to any person, firm or corporation by reason of its having accepted same or in carrying out any of the terms hereof, and to reimburse Escrow Agent for all its expenses, including among other things, counsel fees and court costs incurred by reason of its position or actions taken pursuant to these Escrow Instructions. The Company and the Dealer Manager hereby agree that the Escrow Agent shall not be liable to any of them for any actions taken by Escrow Agent pursuant to the terms hereof.

COURT ORDERS - Escrow Agent is hereby authorized, in its exclusive discretion, to obey and comply with all writs, orders, judgments or decrees issued by any court or administrative agency affecting any money, documents or things held by Escrow Agent, Escrow Agent shall not be liable to any of the parties hereto, their successors, heirs or personal representatives by reason of Escrow Agent's compliance with such writ, order, judgment or decree, notwithstanding if such writ, order, judgment or decree is later reversed, modified, set aside or vacated.

ATTORNEY'S FEES - If any action be brought to interpret or enforce these instructions, or any part thereof, the Company and the Dealer Manager jointly and severally agree to pay to Escrow Agent all Escrow Agent's attorney fees, accounting fees, special and extra service fees and other costs related to such action.

CANCELLATION - In the event the escrow established hereby is cancelled, the Company and the Dealer Manager jointly and severally shall nevertheless pay to the Escrow Agent the initial fee together with all costs end expenses of Escrow Agent, including attorney fees. Notwithstanding anything in these instructions to the contrary, Escrow Agent may, in its sole discretion, upon thirty (30) days written notice to the Company, resign as Escrow Agent and shall be entitled to reimbursement for those costs and expenses incurred to the date of such resignation. Upon cancellation by the Company or resignation by Escrow Agent, the balance of any Proceeds shall be returned to the respective Participating Brokers who shall have deposited same.

FEES AND CHARGES - In the event that (a) Escrow Agent performs any services not specifically provided for herein or (b) there is an assignment or attachment of any interest in the subject matter of the escrow established hereby or any modification thereof, or (c) any dispute or controversy arises hereunder, or (d) Escrow Agent is named a party to, or intervenes in, any litigation pertaining to this escrow or the subject matter thereof, Escrow Agent shall, in addition to fees and charges for ordinary services, be reasonably compensated therefore and reimbursed for all costs and expenses, including attorneys' fees, occasioned thereby.

The Company and the Dealer Manager understand that Escrow Agent will charge additional fees, including premium hourly fees, for any services performed according to these Escrow Instructions, or any modification or any service not specifically provided therein, that involve concerted effort, employees working overtime, expedited handling of any aspect of the Escrow, or other similar services.

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SIGNATURES - These instructions may be executed in counterparts, each of which so executed shall be deemed as original, irrespective of the date of its execution and delivery, and said counterparts together shall constitute one and the same instrument.

                                      A-3

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                                   EXHIBIT "B"

                         U.S. BANK NATIONAL ASSOCIATION

                                SCHEDULE OF FEES

                                       FOR


                     CORNERSTONE CORE PROPERTIES REIT, LLC


Acceptance Fee (Non-Refundable)...........................................      $1,000.00
Annual administration fee for services as escrow agent....................      $2,500.00
Wire fee, per wire........................................................      $   25.00